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                                                                   EXHIBIT 10(K)
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of October 1, 1995 by and between EIP Microwave, Inc., a Delaware corporation ("COMPANY"), and John
F. Bishop ("Employee").

                                    AGREEMENT

     In consideration of the provisions hereinafter set forth, the parties agree as follows:

     1. TERM. Company hereby employs Employee for a term (the "TERM") commencing on the date of this Agreement and continuing for an initial period of two years from the date hereof; provided that (unless either party notifies the other in writing of his or its desire not to extend the Term) on the first day of each month after the date of this Agreement, the Term shall be automatically extended for an additional month so that following each such extension the remaining Term shall be two years. Employee hereby accepts such employment for the Term.

     2. DUTIES. Employee shall be and remain employed as Vice Chairman, Secretary and Treasurer of Company. Employee shall, subject always to applicable law and to the policies of the Board of Directors, use his best efforts to take such actions and do all things as he, in his discretion deems necessary and advisable to perform the duties required of the Vice Chairman, Secretary and Treasurer as specifically set forth in Company's Bylaws, and to perform such other duties as the Board of Directors may from time to time direct.

     3. PERFORMANCE. Notwithstanding anything in this Agreement to the contrary:

          (a) Employee agrees to devote so much of his time to the duties described in Paragraph 2 above as is reasonably appropriate and necessary to discharge the duties and responsibilities of his offices.

          (b) Employee may, directly or indirectly, as an employee, employer, agent, consultant, partner, shareholder, officer, director, or in any other individual or representative capacity, organize and participate in any other business or personal undertaking during the Term; PROVIDED, HOWEVER, that no such business or undertaking shall be competitive with the business conducted by Company.

     4.   COMPENSATION.

     (a) SALARY. Company shall pay Employee a salary of Six Thousand Five Hundred Dollars ($6,500) per month, which salary shall be payable in advance on the first day of each calendar month during the Term.

     (b)  AUTOMOBILE.

               (i) USE OF AUTOMOBILE. Employee shall be entitled to the full and unrestricted use of the 1989 Mercedes Benz Model 560 automobile, VIN WDBCA9E6LA534854 owned by Company and currently provided to Employee

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          for his business and personal use, or any successor replacement automobile mutually agreed by Company and Employee (the "AUTOMOBILE").

               (ii) RIGHT TO PURCHASE AUTOMOBILE. In consideration of Employee's prior agreement to reduce his monthly base salary to $1.00 a month for the period February 1992 through July 1992, and the deduction of $217 per month from his monthly salary for the period from August 1992 through October 1995, Company has irrevocably granted Employee, and does hereby confirm such grant of, the right to purchase the Automobile with the foregone salary of $56,846 (6 months x $8,100 per month plus 38 months x $217 per month) being credited toward payment for the purchase price of the Automobile. The difference in the Automobile's Kelly Blue Book value and $56,846 (if any) is to be paid as follows: If the Automobile's Kelly Blue Book value is more than $56,846 at time of transfer, the difference is to be paid by Employee to Company at the time title is transferred to him, or if the Automobile's Kelly Blue Book value is less than $56,846 at time of transfer, the difference is to be paid by Company to Employee at the time title is transferred to him. Employee shall be entitled to exercise his right to purchase the Automobile at any time commencing two months prior to the last day of the Term and terminating on the last day of the Term (the "EXERCISE PERIOD"); PROVIDED, HOWEVER, that Employee or his estate may exercise the right to purchase the Automobile without regard to the Exercise Period in the event the provisions of subparagraph 4(b)(iv) are applicable. Company shall deliver title to the Automobile to Employee free and clear of any liens, security interests or encumbrances within five (5) business days after Company's receipt of Employee's written exercise of his option to purchase the Automobile. The Automobile will be valued as of the first day of the month in which title is to be transferred from Company to Employee using the most current Kelly Blue Book quotation for a vehicle substantially similar to the Automobile, taking model year, model number, accessories and mileage into consideration, and Company shall be responsible for the payment of the sales tax and any fees charged by the Department of Motor Vehicles to process the transfer.

               (iii) AUTOMOBILE EXPENSE. During the Term (whether Company continues to own the Automobile or whether Employee exercises his option to purchase the Automobile), Company shall pay (or reimburse Employee) the costs for all gasoline, maintenance, and repair for the Automobile, shall maintain insurance coverages on the Automobile substantially similar to the coverages currently in effect and shall make an Automobile expense deduction of $217 per month from Employee's salary.

          (iv) ELECTION TO PURCHASE AUTOMOBILE OR RECEIVE CASH FOLLOWING TERMINATION. If Employee's employment with Company is terminated at any time pursuant to Paragraph 6, then notwithstanding the reason for or manner of such termination, Employee or his estate shall be entitled to elect either (1) to exercise his option to purchase the Automobile in accordance with the provisions of subparagraph 4(b)(ii), or (2) to receive the previously foregone salary of $56,846 in cash. Employee shall make such election by delivering a written notice of election to Company within ninety (90) days after any termination due to the death of

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          Employee or within ten (10) days after termination for any reason other than death; provided, however, that if Employee or his estate fails to deliver a written election notice to Company within the applicable period, then Employee or his estate shall conclusively be deemed to have elected to receive payment of the previously foregone salary of $56,846 in cash. If Employee or his estate elects (or is deemed to have elected) to receive cash rather than the Automobile, then such cash payment shall be made by Company within thirty (30) days of such election (or deemed election), and simultaneously with receipt of such payment by Company, Employee or his estate shall deliver physical possession of the Automobile to Company.

          (c) DISABILITY. Notwithstanding anything in Paragraph 4 to the contrary, if Employee becomes Permanently Disabled (as hereinafter defined in this subparagraph 4(c)), the monthly salary payable to Employee pursuant to subparagraph 4(a) shall be reduced by 50% for the remainder of the Term and the obligations of the Company under subparagraphs 4(d) and 4(g) shall be terminated. Employee's monthly salary and other benefits under this Paragraph 4 shall continue to be paid and provided to Employee during all periods in which he is Temporarily Disabled (as hereinafter defined in this subparagraph 4(c)). All salary and other benefits payable or to be provided to Employee while he is Permanently Disabled or Temporarily Disabled shall be paid or provided as and when such salary or benefits would otherwise have been paid or provided to Employee had Employee not become disabled.

               For purposes of this Agreement, Employee (i) shall be considered to be "TEMPORARILY DISABLED" if Employee is unable to discharge substantially all of his obligations hereunder due to any mental or physical impairment and
(ii) shall be considered to be "PERMANENTLY DISABLED" if Employee has been substantially absent from work for a period of 180 consecutive days and is unable to discharge substantially all of his obligations hereunder due to any mental or physical impairment.

          (d) OFFICE FACILITIES AND LOCATION. Company shall provide Employee with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to Employee's position and located at 3 Civic Plaza, Suite 265, Newport Beach, California 92660 (or a comparable location in the City of Newport Beach). In no event shall the quality or quantity of any of the foregoing be less than that provided or available to any other employee, agent, consultant or officer of Company, or less than that currently provided to Employee. Employee shall not be required to travel and shall render his services to Company in Orange County, California.

          (e) EMPLOYEE BENEFITS. Employee shall be entitled to receive all employee benefits provided to Company's senior management personnel to the fullest extent provided to any other employee of Company, including, without limitation, vacation, sick leave and medical, dental and health insurance benefits.

          (f) EXECUTIVE BENEFIT PLANS. Employee shall be entitled to participate in Company's Medical Reimbursement Plan which is supplemental to the group medical plan covering all employees (EIP Microwave Policy No. 9008.2), the tax and financial counseling reimbursement plan (EIP Microwave Policy No. 9010.1), and the legal

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reimbursement plan (EIP Microwave Policy No. 9012).  Employee also shall be entitled to have premiums for the following term life insurance policy paid by
Company: Policy No. 0360792 issued by UNUM.

          (g) BUSINESS EXPENSES. Company shall promptly pay or reimburse Employee for all expenses incurred by Employee in relation to Company's business, including, without limitation, expenses pertaining to the use and maintenance of the Automobile described in subparagraph 4(b) above, travel, lodging, meals, entertainment, seminars, periodicals and professional credentials, memberships and societies ("Business Expenses"). Employee shall provide Company with reasonable documentation substantiating each item of all Business Expenses.

          (h) TAX WITHHOLDING. Company shall have the right to deduct and withhold from the compensation payable to Employee hereunder such amounts as may be necessary to satisfy Company's obligations to federal, state and local authorities to withhold taxes from compensation otherwise payable to Employee.

5.   CONFIDENTIALITY AND NON-COMPETITION.

     (a) NON-DISCLOSURE. Employee shall not, during the Term or at any time thereafter, use or disclose, or cause to be disclosed, to any person, firm or corporation (other than in the performance of his duties to Company) any information concerning Company's business, inventions, discoveries, suppliers, customers, prices, marketing strategies or technology which constitutes trade secrets of Company, which he acquired in the course of, of incident to, his employment by Company.

     (b) EXCEPTIONS. The obligations of confidentiality and non-use set forth in subparagraph 5(a) shall not apply to (i) information which is or becomes a part of the public domain without breach of the aforementioned obligations by Employee; (ii) disclosure which is required by law, including, without limitation, response to legal process or compliance with governmental regulations, rules or orders; or (iii) disclosure made with the prior or contemporaneous approval of Company.

     (c) NON-SOLICITATION. As a material inducement for Company to enter into this Agreement, and expressly in exchange for the performance of Company's obligations under this Agreement, Employee hereby covenants and agrees that, he will not, either on his own account or directly or indirectly in conjunction with or on behalf of any person, firm or company do any of the following:

          (i) During the Term and for a one (1) year period following the last day of the Term, solicit or employ, or attempt to solicit or employ, any person who is then, or within twelve (12) months prior thereto has been, an officer, manager or employee of Company (excepting, however, Employee's son, John Bradford Bishop, and Employee's personal secretary, either of whom Employee may solicit or employ);

          (ii) During the Term and for a one (1) year period following the last day of the Term, solicit the business of any person, firm or company which is then,

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     or within twelve (12) months prior thereto has been, a customer of Company
     (other than the solicitation of business for the benefit of the Company);
     or

          (iii) During the Term, carry on or be engaged, concerned or interested in, give advice to or devote any material time to the affairs of, any trade or business competing with the business of Company.

     (d) EQUITABLE RELIEF. Employee acknowledges that Company is relying for its protection upon the existence and validity of the provisions of this Paragraph 5, and that irreparable injury will result to Company from any violation or continuing violation of the provisions of this Paragraph 5 for which damages may not be an adequate remedy. Accordingly, Employee hereby agrees that in addition to the remedies available to Company at law or under this Agreement, Company shall be entitled to obtain such equitable relief as may be permitted by a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by Employee of any term or provision of this Paragraph 5, and that Company may take application for such equitable relief without submitting the matter to binding arbitration under Paragraph 14 hereof.

6.   TERMINATION.

     (a) BY COMPANY. The employment of Employee (including without limitation the obligation of Employee to perform and to otherwise comply with Paragraphs 2 and 3 and the obligation of Company to pay provide the compensation and other benefits pursuant to Paragraph 4 (other than subparagraph 4(b)(iv)) may be terminated by Company, at its option, upon written notice to Employee or his estate after the occurrence of any of the following:

          (i)  Employee becomes convicted of a felony.

          (ii) Employee's willful failure or refusal to perform his duties hereunder after receipt of written notice from the Board of Directors and a reasonable opportunity to so perform such duties.

          (iii) Employee's gross negligence in the performance of his duties hereunder after receipt of written notice from the Board of Directors and a reasonable opportunity to remedy his gross negligence.

          (iv) Employee's intentional misappropriation of significant funds or assets of Company.

          (v)  Employee's death.

     (b) BY EMPLOYEE. The employment of Employee (including without limitation the obligation of Employee to perform and to otherwise comply with Paragraphs 2 and 3 and the obligation of Company to pay or provide the compensation and other benefits pursuant to Paragraph 4 (other than subparagraph 4(b)(iv)) may be terminated by Employee at any time upon thirty (30) days' prior written notice.

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          (c)  CHANGE OF CONTROL OR FAILURE OF COMPANY TO EXTEND TERM.  If a
     Change of Control occurs or Company notifies Employee in writing of its desire not to extend the Term (the date of a Change of Control or any such notice being the "TRANSITION DATE"), the obligation of Employee to perform and to otherwise comply with Paragraphs 2 and 3 shall be terminated three months following the Transition Date. Notwithstanding the preceding sentence, the obligation of Company to pay or provide the compensation and other benefits pursuant to Paragraph 4 shall continue from the Transition Date until the end of the Term, without regard to whether Employee continues to be employed by Company,

          For purposes of this Agreement, the term "CHANGE OF CONTROL" means any of the following:

               (i) the acquisition after the date of this Agreement by any person or group of associated persons acting in concert (within the meaning of the Securities Exchange Act of 1934), of more than 20% of the outstanding shares of voting stock of Company (whether by tender offer, merger, purchase or other acquisition) coupled with or followed by the exercise of the voting power pertaining to those shares by the election of one or more directors of Company in any election (whether or not such election is supported by the management of Company); or

               (ii) as a result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions (each, a "Transaction"), persons who were directors of Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of Company or of any successor to Company within two years subsequent to such Transaction; or

               (iii) any sale or liquidation of all or substantially all of the assets of Company or any merger, consolidation, or reorganization to which Company is a party and pursuant to which Company or an entity controlled by Company is not a surviving entity.

          (d) SURVIVAL. The obligations of the parties set forth in subparagraph 4(b)(iv), Paragraph 5 and Paragraph 7 shall survive termination of this Agreement and termination of Employee's employment with Company.

     7. INDEMNIFICATION. Company shall, to the maximum extent permitted by the Delaware General Corporation Law (or the laws of any other state in which Company may then be incorporated) or any other applicable law, defend, indemnify and hold Employee harmless from and against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that Employee is or was acting as an employee, agent, consultant, officer or director of Company. For purposes of this paragraph, a "proceeding" means any contemplated, threatened, pending or completed action, proceeding or inquiry, whether civil, criminal, administrative or investigative, and "expenses" includes, without limitation, the fees and costs of attorneys, accountants, experts and other professionals, as well as any other reasonable expense attendant to establishing a right to

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indemnification from Company.  This Paragraph 7 shall be cumulative with any other indemnification right to which Employee is entitled under Company's Bylaws or pursuant to a separate indemnification contract between Company and Employee. In the event that applicable law allows the purchase of insurance covering officers, directors or agents of a corporation, Company shall, at the request of Employee, purchase and maintain insurance on behalf of Employee against any liability asserted against or incurred by Employee in Employee's capacity as employee, agent, consultant, officer or director of Company, whether or not Company would have the power to indemnify Employee against such liability under the provisions of Company's Certificate of Incorporation, Bylaws or applicable law.

     8. AUTHORITY. The individual executing this Agreement on behalf of Company represents and warrants to Employee that the performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite action and that he or she has the power and authority to execute this Agreement.

     9. NOTICES. All notices and other communications to any party hereunder shall be in writing and shall be made by hand-delivery, certified mail, return receipt requested, or overnight air courier guaranteeing next day delivery:

          (a)  If to Company:

               EIP Microwave, Inc.
               1589 Centre Pointe Drive
               Milpitas, California 95035
               Attn: Chief Executive Officer

          (b)  If to Employee:

               John F. Bishop
               2 Inverness Lane
               Newport Beach, California 92660

          All such notices and communications shall be deemed to have been duly given when received or when delivery is refused. Either party may change the address to which notices are to be given to it by giving five (5) days' prior notice of such change in accordance herewith.

     10. FURTHER DOCUMENTS AND ACTS. Each of the parties hereto agrees to cooperate in good faith with the other and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12. ATTORNEYS' FEES. In any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or

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not such matter be prosecuted to final judgment, such party's costs and expenses, including without limitation, reasonable attorneys' accountants' and experts' fees and expenses in connection with such action and any enforcement thereof.

     13. CHOICE OF LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained, heard and decided in Orange County, California.

     14. DISPUTE RESOLUTION. Except as provided in subparagraph 5(d), any dispute, controversy or disputed claim arising under, in connection with or relating to, this Agreement or to any amendment, purported amendment or termination, or any breach or violation hereof or thereof, shall be finally settled and determined by binding arbitration conducted by the Judicial Arbitration and Mediation Service located in Santa Ana, California ("JAMS") in accordance with the California Arbitration Act, Code of Civil Procedure ("CCP") Sections 1280 et. seq., and JAMS applicable commercial arbitration rules and procedures then in effect (as modified hereby). If the JAMS rules and procedures then in effect should conflict with the terms of this Paragraph, this Paragraph shall be controlling. The arbitration shall be held in Orange County, California. The dispute shall be submitted to an arbitrator selected by the parties from a JAMS-approved panel; provided, however, that if the parties cannot agree on a single arbitrator within forty-five (45) days of the date that the dispute, controversy or claim is submitted to arbitration, then JAMS shall select an arbitrator. The arbitrator shall have no prior or present affiliation or relationship with any of the parties or their counsel and shall be a retired judge of the Courts of the State of California. Any award or decision rendered pursuant to such rules and procedures shall be final and binding on each of the parties hereto and their respective heirs, administrators, executors, successors and assigns. Such decision or award shall be in writing signed by the arbitrator and shall state the reasons upon which the decision or award is based. The arbitrator, in deciding any dispute, controversy or claim arising under this Agreement shall render his or her decision based upon the record established during the arbitration and shall look to the substantive laws, and not the laws of conflicts, of the State of California for the resolution of the dispute, controversy or claim. The parties may obtain discovery in aid of the arbitration in accordance with CCP Section 1283.05; provided, however, that the arbitrator's permission shall not be required to take a discovery deposition and discovery by means of interrogatories and requests for admissions shall not be permitted. The arbitrator may award damages or may order specific performance, but in no event shall the arbitrator have the authority to assess consequential, special or punitive damages against any party. Judgment on any decision or award pursuant hereto may be entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be awarded, in addition to any damages or other relief, such party's costs and expenses, including without limitation reasonable attorneys', accountants' and experts' fees and expenses, in connection with such arbitration and any enforcement thereof, as the arbitrator shall determine. Each of the parties reserves the right to file with a court of competent jurisdiction an application for provisional remedies, including, without limitation, an application for temporary or preliminary injunctive relief, on the grounds that (i) provisional remedies are necessary to enforce the confidentiality and non-competition provisions of Paragraph 5 of this Agreement, or (ii) that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such provisional remedies.

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     15.  AMENDMENTS/WAIVER.  This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future.

     16. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all the rights and privileges shall be enforceable to the fullest extent permitted by law.

     17.  ENTIRE AGREEMENT.

          (a) This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby.

          (b) The parties intend that this Agreement supersede that certain Employment Agreement between Company and Employee dated as of March 1, 1994, and upon execution of this Agreement by both parties hereto, such Employment Agreement shall be terminated.

     18. REMEDIES. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

     19. ASSIGNMENT. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process or otherwise) by any party to any entity without the prior written consent of both parties hereto. Any attempt at such an assignment without such consent shall be void and, at the option of the party whose consent is required, shall be an incurable breach of this Agreement.

     20. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, personal representatives, successors and permitted assigns.

     21. INTERPRETATION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions herein.

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     22.  BENEFIT OF AGREEMENT.  This Agreement is for the sole and exclusive benefit of the signators hereto and nothing in this Agreement shall be construed to give any person or entity other than the signators hereto any legal or equitable right, claim or remedy.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:                      EIP MICROWAVE, INC.,
                                a Delaware corporation
                         By:  /s/  J. Sidney Webb
                             --------------------------------
                                   J. Sidney Webb
                                   Authorized Representative


EMPLOYEE:                By:  /s/  John F. Bishop
                             --------------------------------
                                   John F. Bishop


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